Exhibit 21

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Incorporation

AIA-DCAP Corp.(1)	Pennsylvania
Barry Scott Agency Inc.(2)	New York
Barry Scott Companies, Inc.(1)	Delaware
Blast Acquisition Corp.	Delaware
DCAP Agency, Inc.	New York
DCAP Management Corp.	New York
Dealers Choice Automotive Planning Inc.	New York
DCAP Accurate, Inc.(2)	Delaware
Intandem Corp.	New York
Payments Inc.	New York

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(1)	A wholly-owned subsidiary of Blast Acquisition Corp.
(2)	A wholly-owned subsidiary of Barry Scott Companies, Inc.